Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
    We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2022 Equity Incentive Plan of NanoString Technologies, Inc., of our reports dated March 1, 2022, with respect to the consolidated financial statements of NanoString Technologies, Inc., and the effectiveness of internal control over financial reporting of NanoString Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Seattle, Washington
June 17, 2022